EXHIBIT 99.1

FBR Reports Fourth Quarter and Full Year 2012 Financial Results

ARLINGTON, Va., Feb. 5, 2013 (GLOBE NEWSWIRE) -- FBR & Co. (Nasdaq:FBRC) ("FBR" or the "Company"), a leading investment bank serving the middle market, today reported net after-tax earnings of $32.1 million, or $0.60 per diluted share, for the quarter ended December 31, 2012. These results compare to a net after-tax loss of $18.9 million, or $0.33 per diluted share, in the fourth quarter of 2011 and a net after-tax loss of $3.4 million, or $0.07 per diluted share, in the third quarter of 2012. Pretax income from continuing operations for the quarter ended December 31, 2012 was $9.2 million compared to a $19.8 million pretax loss in the fourth quarter of 2011.

For the year ended December 31, 2012, FBR reported net after-tax earnings of $29.7 million, or $0.54 per diluted share, compared to a net after-tax loss of $49.6 million, or $0.82 per diluted share in 2011. Pretax income from continuing operations for the year ended December 31, 2012 was $3.9 million on revenue of $151.5 million compared with a $51.3 million pre-tax loss on revenue of $132.2 million in 2011.

As previously announced, the Company completed the sale of the assets related to the FBR Funds business in October and as a result, FBR recognized income from discontinued operations, net of taxes, of $23.1 million in the fourth quarter.

Fourth quarter 2012 revenue was $58.9 million compared to $24.2 million for the fourth quarter of 2011 and $23.9 million for the third quarter of 2012. The year-over-year and quarter-over-quarter increases were the result of significantly higher investment banking revenues.

Fourth quarter 2012 total expenses were $49.7 million, compared to $44.0 million in the fourth quarter of 2011 and $29.5 million in the third quarter of 2012. The increase in total expense quarter over quarter was primarily due to higher compensation expense as a result of higher revenues. Excluding non-recurring real estate consolidation expenses, non-compensation fixed expenses from continuing operations in the fourth quarter of 2012 totaled $10.9 million, compared to $12.8 million in the fourth quarter of 2011 and $10.2 million in the third quarter of 2012.

2012 Overview

  Investment banking revenue was $90.7 million in 2012 compared to $58.1 million in 2011. These revenues result from the completion of 56 transactions representing a total of $8.7 billion in transaction volume.
  Institutional brokerage generated net revenue of $52.5 million for 2012 compared to $78.5 million in 2011 as industry-wide pressures continued throughout the year in this part of the Company's business.
  Non-compensation fixed expenses for 2012 were $45.1 million compared to $57.2 million in 2011, reflecting the Company's ongoing focus on reducing fixed costs.
  The Company ended 2012 with 256 employees in its continuing operations, down from 278 at the beginning of the year.
  As of December 31, 2012, shareholders' equity totaled $239.9 million, with $174.9 million held in cash, and the Company's tangible book value per share was $4.80, up from $3.95 from the end of 2011.

The Company periodically repurchased shares of its common stock throughout the year. For the year ended, December 31, 2012, the Company repurchased 7.5 million shares at an average price of $2.80 per share. Subsequent to year end 2012, the Company has repurchased an additional 1.9 million shares at an average price of $4.00 per share. Following these recent purchases, the Company continues to have Board authorization to purchase an additional 4.1 million shares.

Earlier today, the Company's Board of Directors approved a 1-for-4 reverse stock split effective February 28, 2013. Details surrounding this corporate action will be covered in a separate release.

"In 2012, we were able to clearly demonstrate the unique strengths and thought leadership of our franchise by completing a number of large, cutting edge transactions across several industry sectors," said Richard J. Hendrix, Chairman and Chief Executive Officer of FBR. "I want to thank everyone on our team for their commitment and hard work on behalf of our clients in 2012. Through these efforts we were able to return to full-year profitability and establish great momentum upon which to build in 2013."

Investors wishing to listen to the earnings call at 9:00 A.M. U.S. EST, Wednesday, February 6, 2013, may do so via the Web or conference call at:

Webcast link: http://investor.shareholder.com/media/eventdetail.cfm?eventid=124101&CompanyID=FBCM&e=1&mediaKey=A638ADF35B185A230531194DBE6AEB85

Conference call dial-in number (domestic, toll-free): 877.303.6433
Conference call dial-in number (international): 224.357.2198
Access code: 88745006

Replays of the earnings call will be available via webcast following the call.

FBR & Co. (Nasdaq:FBRC) provides investment banking, merger and acquisition advisory, institutional brokerage, and research services through its subsidiary FBR Capital Markets & Co. FBR focuses capital and financial expertise on the following industry sectors: consumer; diversified industrials; energy & natural resources; financial institutions; insurance; real estate; and technology, media & telecom. FBR is headquartered in the Washington, D.C. metropolitan area with offices throughout the United States. For more information, please visit www.fbr.com.

The FBR & Co. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6405

Statements in this release concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public and private securities offerings, activity in the secondary securities markets, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political and market conditions. For a discussion of these and other risks and important factors that could affect FBR's future results and financial condition, see "Risk Factors" in Part I, Item 1A and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011; and other items throughout the Company's Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Financial data follow.

FBR & CO.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)
(Unaudited)

	Quarter ended December 31,		Year ended December 31,
	2012	2011	2012	2011
REVENUES:
Investment banking:
Capital raising	$ 44,577	$ 4,229	$ 84,144	$ 42,862
Advisory	210	2,316	6,525	15,284
Institutional brokerage:
Principal transactions	5,002	3,542	19,353	18,081
Agency commissions	7,833	11,352	33,119	60,376
Net investment income (loss)	684	1,215	4,906	(9,664)
Interest, dividends & other	620	1,545	3,445	5,288
Total revenues	58,926	24,199	151,492	132,227

EXPENSES:
Compensation and benefits	33,118	20,768	82,672	99,808
Professional services	3,545	2,391	12,839	11,629
Business development	2,746	2,229	9,394	10,753
Clearing and brokerage fees	1,460	2,385	7,490	11,928
Occupancy and equipment	4,072	4,275	15,755	19,034
Communications	2,989	4,134	12,553	16,402
Impairment of goodwill	--	5,882	--	5,882
Other operating expenses	1,785	1,897	6,861	8,119
Total expenses	49,715	43,961	147,564	183,555

Income (loss) from continuing operations before income taxes	9,211	(19,762)	3,928	(51,328)
Income tax provision (benefit)	162	(340)	(1,078)	(243)

Income (loss) from continuing operations, net of taxes	9,049	(19,422)	5,006	(51,085)
Income from discontinued operations, net of taxes	23,070	541	24,685	1,436

Net income (loss)	$ 32,119	$ (18,881)	$ 29,691	$ (49,649)

Basic earnings per share:
Income (loss) from continuing operations, net of taxes	$ 0.18	$ (0.34)	$ 0.09	$ (0.84)
Income from discontinued operations, net of taxes	0.46	0.01	0.47	0.02
Net income (loss)	$ 0.64	$ (0.33)	$ 0.56	$ (0.82)

Diluted earnings per share:
Income (loss) from continuing operations, net of taxes	$ 0.17	$ (0.34)	$ 0.09	$ (0.84)
Income from discontinued operations, net of taxes	0.43	0.01	0.45	0.02
Net income (loss)	$ 0.60	$ (0.33)	$ 0.54	$ (0.82)

Weighted average shares - basic	50,181	56,446	53,096	60,841
Weighted average shares - diluted	53,604	56,446	55,193	60,841

FBR & CO.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
(Unaudited)

ASSETS	December 31, 2012	December 31, 2011

Cash and cash equivalents	$ 174,925	$ 135,792
Receivables:
Due from brokers, dealers and clearing organizations	4,670	6,048
Customers	2,579	3,937
Other	10,902	6,854
Financial instruments owned, at fair value	121,404	100,634
Other investments, at cost	8,388	25,744
Intangible assets, net	--	2,121
Furniture, equipment and leasehold improvements, net	3,693	6,162
Prepaid expenses and other assets	6,883	10,791
Total assets	$ 333,444	$ 298,083

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Securities sold but not yet purchased, at fair value	$ 56,929	$ 35,496
Accrued compensation and benefits	19,075	15,760
Accounts payable, accrued expenses and other liabilities	13,878	15,280
Due to brokers, dealers and clearing organizations	3,698	6,250
Total liabilities	93,580	72,786

Shareholders' equity:
Common stock	49	55
Additional paid-in capital	402,631	413,224
Employee stock loan receivable, including accrued interest	(307)	(673)
Restricted stock units	25,235	29,013
Accumulated other comprehensive (loss) income	(1,094)	19
Accumulated deficit	(186,650)	(216,341)
Total shareholders' equity	239,864	225,297
Total liabilities and shareholders' equity	$ 333,444	$ 298,083

Book Value per Share	$4.80	$3.99

Shares Outstanding (in thousands)	50,022	56,490

FBR & CO.
Financial & Statistical Supplement - Operating Results
(Dollars in thousands)
(Unaudited)

	Q-4 12	Q-3 12	Q-2 12	Q-1 12	Q-4 11
Revenues	$ 58,926	$ 23,889	$ 33,732	$ 34,945	$ 24,199

Expenses:
Variable	24,693	5,263	8,791	8,018	5,078
Fixed	25,022	24,204	24,619	26,954	33,001
Impairment of goodwill	--	--	--	--	5,882

Income (loss) from continuing operations before income taxes	9,211	(5,578)	322	(27)	(19,762)
Income tax provision (benefit)	162	(1,262)	15	7	(327)

Income (loss) from continuing operations, net of taxes	9,049	(4,316)	307	(34)	(19,435)
Income from discontinued operations, net of taxes	23,070	959	184	472	554
Net income (loss)	$ 32,119	$ (3,357)	$ 491	$ 438	$ (18,881)

Fixed expenses from continuing operations	$ 25,022	$ 24,204	$ 24,619	$ 26,954	$ 33,001
Less: Non-cash expenses[1]	2,000	1,948	1,804	1,822	1,195
Corporate transaction costs[2]	867	646	--	429	567
Severance	--	61	--	38	3,487

Core fixed costs from continuing operations[3]	$ 22,155	$ 21,549	$ 22,815	$ 24,665	$ 27,752

Statistical Data (Continuing Operations)
Revenues per employee (annualized)	$ 921	$ 387	$ 521	$ 529	$ 348
Employee count	256	247	259	264	278

[1] Non-cash expenses include compensation costs associated with stock-based awards and amortization of intangible assets.

[2] Corporate transaction costs include costs related to reductions in physical space and restructuring costs.

[3] Core fixed costs is a non-GAAP measurement used by management to analyze and assess the Company's fixed operating costs. Management believes that this non-GAAP measurement assists investors in understanding the impact of the items noted in footnotes 1 and 2 and severance costs on the performance of the Company.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these items do in fact reflect the underlying financial results of the Company and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes fixed expenses on a GAAP basis and core fixed costs on a non-GAAP basis should be considered together.
CONTACT: Media:
         Shannon Small
         703.469.1190
         ssmall@fbr.com

         Investors:
         Bradley J. Wright
         703.312.9678
         bwright@fbr.com